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                                   EXHIBIT 10
     EMPLOYMENT AGREEMENT BETWEEN LANNETT COMPANY, INC. AND ARTHUR BEDROSIAN

This Employment Agreement ("Agreement") is entered into as of April 1, 2004 ("Effective Date") between Lannett Company, Inc. ("Company") and Arthur P. Bedrosian ("Executive").

RECITALS

Company wishes to employ Executive as its President and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement

IT IS AGREED as follows:

1. Employment. Company hereby employs Executive as its President and Executive accepts such employment.

2. Term. The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under
Section 8, until the day before the third anniversary of the Effective Date, i.e., March 31, 2007 (the "Term"), provided that on the day before each yearly anniversary of the Effective Date, the Term shall be automatically extended for successive additional one (1) year periods unless at least ninety (90) days prior to such anniversary date, either Company or Executive furnishes the other with written notice that the term is not to be so extended.

3. Duties. Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a president for a company doing the type of business engaged in by Company, as well as having responsibility for the day to day management of the Company, and any additional duties assigned to him from time to time by the Chief Executive Officer of Company and/or the Board of Directors of Company, consistent with the provisions of this Section 3. Executive shall report directly to the Chief Executive Officer of Company. Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder. To the extent that any additional duties assigned to the Executive include the provision of services to any subsidiary or affiliate of Company, such services shall be provided without additional compensation and benefits beyond those set forth in this Agreement, and any compensation and benefits provided to Executive for such services shall be a credit with regard to amounts due from Company under this Agreement. Company, to the best of its knowledge, and Executive acknowledge that prior to the effective date of this Agreement, Executive has fulfilled his duties and responsibilities as set forth in this Section 3. Executive represents and warrants to Company that, at all times during the term of this Agreement, he will continue to fulfill his duty of loyalty to Company and will act in the best interest of Company's shareholders. (a) The Executive has been engaged in the pharmaceutical business for in excess of thirty-five
(35) years and has disclosed to the Company his ownership interests in Pharmeral, Inc.* and Pharmaceutical Ventures, Ltd., as well as his interest as a creditor of Liquipharm, Inc. His involvement with respect to these companies has been disclosed, including but not limited to the sale or licensing of various products, which transactions have in the past included the Company. The Executive further agrees to disclose any significant change in his association with said entities or in the nature of their business

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operations if there comes a time when underlying circumstances which have been represented to the Company are materially altered. The Executive maintains a personal investment portfolio which includes various pharmaceutical holdings. In the event Executive's holdings in any one individual company exceeds one percent (1%) of his net worth, said holding will be disclosed in writing to the Company.

4. Base Salary. Executive shall be paid a base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) per annum for the Term payable, less applicable withholding, in equal monthly payments or more frequently in accordance with Company's regular practice. Salary for a portion of any period will be prorated. The Compensation Committee of the Company's Board of Directors (the Compensation Committee") will conduct an annual performance review of Executive and, as part of such review, will consider adjustments to the base salary set forth herein based on the performance of both Executive and Company.

5. Annual Bonus. Executive shall be eligible to participate in the Management Incentive Bonus Plan (the "MIB") administered by the Compensation Committee, or any successor annual bonus plan or arrangement generally made available to the executive officers of Company. The MIB shall provide Executive with a target bonus opportunity for each fiscal year of Company (i.e. July 1 to June 30), regardless of whether or not a bonus is declared for any fiscal year, with a minimum guarantee using the same criteria.

6. Benefits. During the Term Executive shall have the following benefits:

      - Executive may participate in all Company sponsored stock option plans, retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, executive stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Company for which he qualifies under the terms of the plans. Executive's participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.

      - Executive will receive four (4) weeks of paid vacation in each calendar year, prorated for periods less than one (1) year.

      - Through December 31, 2005 or, if earlier, the date Executive relocates his primary residence, the Executive shall be entitled to reimbursement for temporary housing expenses, travel and other out-of-pocket travel expenses in connection with commuting from his residence in the Pomona, New York area. This reimbursement shall include reasonable expenses for family travel related to searching for a new residence, including but not limited to, expenses incurred in the sale and purchase of a substitute residence, excluding the price of the residence itself. Additionally, if Executive has an apartment lease in the Philadelphia, Pennsylvania area that extends beyond December 31, 2005, Company will pay the cost of such lease through the balance of its term. All such reimbursements shall be subject to Executive's presentation of supporting documentation of such expenses as may be reasonably required by Company.

      - Company agrees that it will cooperate with Executive in the establishment of a deferred compensation plan with terms that are mutually agreeable to both parties

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            to defer until a future date payment of such portion of the
            Executive's annual compensation as he may elect to defer.

7. Reimbursement of Expenses. Company will reimburse Executive for the reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with Company's policies in effect from time to time.

8. Termination of Employment.

      a. Executive's employment under this Agreement may be terminated at any time by the Chief Executive Officer and/or the Board of Directors of Company, with or without Cause (as defined below).

      b. Executive's employment is "at-will." Executive's employment under this Agreement shall terminate upon expiration of the Term.

      c. Executive's employment under this Agreement shall terminate upon his resignation or death.

      d. Executive's employment under this Agreement shall terminate upon thirty (30) days written notice by Company to Executive of a termination due to Disability, provided such notice is delivered during the period of Disability. The term "Disability" shall mean, for purposes of this Agreement, the inability of Executive, due to injury, illness, disease or bodily or mental infirmity to engage in the performance of his material duties of employment with Company as contemplated by Section 3 herein for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred fifty days (150) in any consecutive twelve (12) months, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. Benefits to which Executive is entitled under any disability policy or plan provided by Company shall reduce the base salary paid to Executive during any period of Disability on a dollar-for-dollar basis.

      e. Company shall have the right to terminate Executive's employment for Cause. For purposes of this Agreement, "Cause" shall consist of any of the following:

                  i. Executive's willful misrepresentation in this Agreement, fraud, willful dishonesty or willful breach of a fiduciary duty or duty of loyalty to Company which directly or indirectly results, in his enrichment, economic or otherwise, at the expense of Company;

                  ii. willful misconduct; provided, however, that conduct by Executive in good faith and/or ordinary negligence shall not be considered "Cause" under paragraph (8)(ii) or
                       (iii);

                  iii. Willful or reckless conduct of Executive which has an adverse impact (economic or otherwise) on Company;

                  iv. Failure to perform Executive's duties or failure to follow any written policy or directive of the Chief Executive Officer and/or the Board of Directors of Company consistent with such duties which is not remedied by Executive after receipt by him of a written notice from Company's Chief Executive Officer and/or the Board of Directors of Company specifying the required action and a

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                        reasonable time period within which the action must be
                        taken, which period shall not be less than three (3) business days;

                  v. Willful violation of any law, rule or regulation relating to the operation of Company or any of its subsidiaries or affiliates;

                  vi. The order of any court or supervising governmental agency with jurisdiction over the affairs of Company or any subsidiary or affiliate;

                  vii. Executive's willful violation of any provision of this Agreement, including without limitation violation of Sections 9,10,11 or 12;

                  viii. Executive's conviction or no contest plea to a felony or crime involving moral turpitude;

                  ix. Abuse of illegal drugs or other controlled substances or habitual intoxication; or

                  x. Willful violation by Executive of Company's published business conduct guidelines, code of ethics, conflict of interest or other similar policies.

            f.    If Executive's employment terminates pursuant to paragraphs
                  (b), (c), (d) or (i) of this Section 8 or for Cause, Company shall be obligated only to continue to pay Executive's salary and, to the extent earned, accrued and unpaid, annual cash bonus and long term incentive compensation and furnish the then existing benefits under Section 6 up to the date of termination.

            g. If Executive's employment is terminated by Company without Cause, in addition to the amounts payable under Section 8(f), Executive shall be entitled to receive (i) Six Hundred and Seventy-Five Thousand Dollars ($675,000) in a lump sum no later than thirty (30) days following the termination date,
                  (ii) insurance coverage provided to him on the date of termination or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of eighteen (18) months (iii) a pro rated annual cash bonus for the then current calendar year calculated as if all targets and goals are achieved (but no other incentive compensation beyond the date of termination) at the times and frequency regularly paid, and (iv) the Company shall cause all outstanding Company stock options awarded Executive prior to termination of his employment to be one hundred percent (100%) vested at termination. As a condition to the receipt of the payments, insurance coverage continuation under this Section 8(g), Executive must first execute and deliver to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company's performance under this Section 8(g) and Executive's vested rights under Company sponsored retirement plans, 401 (k) plans and stock ownership plans, and the Company's indemnification obligations pursuant to Section 18 below.

            h. The termination of Executive's employment with Company, for any reason and irrespective as to whether initiated by Executive or Company, shall be considered a contemporaneous resignation by Executive from the position of Company's President Company and shall be deemed a termination from employment with all entities related to Company.

            i. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than thirty (30) days prior to such termination. Termination by the Executive pursuant to this clause shall be deemed a termination entitling the Executive to compensation pursuant to Section 8(f) above.

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9. Confidential Information. During Executive's employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Company without the prior written consent of Company. "Confidential Information" includes, without limitation, financial information, related trade secrets (including, without limitation, Company's business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, market studies, customer and client lists, referral lists and other items relative to the business of Company. "Confidential Information" shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties.

10. Solicitation of Customers. During his employment with Company and for a period of three (3) years after the termination of Executive's employment, regardless of the reason for the termination (the "Non-Competition Period"), Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company, in connection with those certain products being offered for sale by Company or in its research and development pipeline on the date of termination of Executive's employment (the "Restricted Products") or otherwise attempt to provide services to any customer of Company in connection with the Restricted Products. Executive shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Company and its customers. This provision shall not be interpreted to prohibit, prevent or otherwise impair the Executive's ability and right to seek and obtain employment from a competitor of the Company, even if said competitor is currently selling products to the Company's customers, which products are similar or identical to the Company's. While the Executive shall be unrestricted in seeking to sell products to the Company's customers that are different, it is the intent of this paragraph to preclude the Executive from having said competitor replace the Company as a supplier of a product or otherwise take existing sales from the Company for the period in question.

11. Solicitation of Executives and Others. During his employment with Company and during the Non-Competition Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any Executive or agent of Company ("Solicited Person"), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an Executive or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents. For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the Term and/or who terminates such association with Company within a period of six (6) months after the termination of Executive's employment with Company.

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12. Non-Competition. Without the written consent of the Chief Executive Officer, during his employment with Company, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, Executive, independent contractor, consultant, or in any other capacity: Engage, own or have any interest in, manage, operate, join, participate in, accept employment with, render advice to, or become interest in or be connected with; Furnish consultation or advice to; or permit his name to be used in connection with; any person or entity engaged in a business in the United States or Canada which is engaged in the manufacture distribution or sale of the Restricted Products or which otherwise competes with the business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date. Notwithstanding the foregoing, holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 12.

13. Disclosure and Ownership of Workproduct and Information. Executive agrees to disclose promptly to Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know- how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment relating to the business of Company, or to the prospective business of Company, or which utilizes Company's information or staff services (collectively, "Workproduct"). Work product created by Executive within the scope of Executive's employment, on Company time, or using Company resources (including but not limited to facilities, staff, Information, time and funding), belongs to Company and is not owned by Executive individually. Executive agrees that all works of original authorship created during his employment are "works made for hire" as that term is used in connection with the U.S. Copyright Act. To the extent that, by operation of law, you retain any intellectual property rights in any Workproduct, Executive hereby assigns to Company all right, title and interest in all such Workproduct, including copyrights, patents, trade secrets, trademarks and know-how. Executive agrees to cooperate with Company, at Company's expense, in the protection of Company's information and the securing of Company's proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with Company, and regardless of the fact of any employment with a new company.

14. Enforcement of Agreement; Injunctive Relief; Attorneys' Fees and Expenses. Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief. Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, Company is entitled to all money damages available under the law. If Executive violates this Agreement, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company's costs of enforcement of this Agreement, including attorneys' fees and expenses. Company acknowledges that violation of this Agreement will cause immediate and irreparable damage to Executive, entitling him to injunctive relief. Company specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, Executive is entitled to all money damages available under the law. If Company violates this Agreement, in addition to all other remedies available to Executive at law, in equity, and under contract, Company agrees that Company is

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obligated to pay all Executive's costs of enforcement of this Agreement, including attorneys' fees and expenses.

15. Severability and Savings. Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive's employment with Company. If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect

16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives. This Agreement is not assignable by Executive.

17. Statute of Limitations. Executive agrees not to initiate any action or suit relating directly or indirectly to employment with Company or the termination of such employment more man one (1) year after the effective date of termination of employment. Executive expressly waives any other longer statute of limitations. However, Executive agrees that any shorter statute(s) of limitations remain in effect.

18. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless the Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including reasonable attorneys' fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of the Company or any affiliate of the Company or in any other capacity in which the Executive serves or has served at the request of, or for the benefit of, the Company or its affiliates. The Company's obligations under this section shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise, and the Company's obligations pursuant to tins Section 18 shall survive termination of the Executive's employment.

19. Miscellaneous.

The Company agrees to pay any and all reasonable costs and counsel fees incurred by the Executive in connection with the negotiation, preparation and entry into the within agreement up to a total of Ten Thousand Dollars ($10,000). No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Company and Executive. The waiver or nonenforcement by Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive. This Agreement is the parties' entire agreement relating to the subject matter hereof and any and all prior agreements, representations or promises, oral or otherwise, express or implied, are superseded by and/or merged into this Agreement.

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or

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sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice): To Company: Lannett Company, Inc., 9000 State Road, Philadelphia, PA 19136 Attn.: Chairman of the Board; To the Executive: Arthur P. Bedrosian, JD, P O Box D1400, Pomona, NY 10970 with a copy to Steven L. Davis, Schiffman, Berger, Abraham, Kaufman & Ritter PC, Three University Plaza, P.O. Box 568, Hackensack, NJ 07602-0568. All notices shall be deemed effective upon receipt. The failure to accept mail forwarded through the U.S. Postal Service, certified, return receipt requested, shall be deemed received as of the earlier of the first date such delivery is refused or, alternatively, if notices are provided of attempts to deliver, the date on which said first notice was provided to the Company.

This Agreement shall be governed by the laws of the State of Pennsylvania.

Although this Agreement was drafted by Company, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against Company for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provisions. Executive agrees that this Agreement is confidential and Executive will not disclose the terms and conditions of this Agreement to any Company employee or other third party, other than Executive's attorney, accountant, professional advisors and members of his immediate family, except as may be permitted by applicable law.

This Agreement may be executed in counterparts, which together shall constitute one Agreement.

By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement.

The parties have executed this Agreement as of the Effective Date.

/s/Arthur P. Bedrosian
---------------------------
Arthur P. Bedrosian

Lannett Company, Inc.

/s/William Farber
---------------------------
William Farber
Its: Chairman of the Board

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